Exhibit 99.1

CONSTELLATION BRANDS PRICES
OFFERING OF SENIOR NOTES

VICTOR, N.Y., May 2, 2022 - Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, announced today that it priced the public offering (the “offering”) of $1.85 billion aggregate principal amount of Senior Notes, consisting of (i) $550.0 million of 3.60% Senior Notes due 2024 (the “2024 notes”) for a public offering price of 99.941% of the principal amount of the 2024 notes, (ii) $600.0 million of 4.35% Senior Notes due 2027 (the “2027 notes”) for a public offering price of 99.942% of the principal amount of the 2027 notes, and (iii) $700.0 million of 4.75% Senior Notes due 2032 (the “2032 notes”) for a public offering price of 99.638% of the principal amount of the 2032 notes (the 2024 notes, the 2027 notes, and the 2032 notes, collectively, the “notes”). The notes will be senior obligations that rank equally with all of Constellation’s other senior unsecured indebtedness.

Closing of the offering is expected to occur on May 9, 2022. Constellation intends to use the net proceeds from the offering to fund the concurrent series of cash tender offers for any and all of its outstanding (i) 3.20% Senior Notes due 2023 (the “3.20% notes”), of which $600.0 million aggregate principal amount is outstanding, and (ii) 4.25% Senior Notes due 2023 (together with the 3.20% notes, the “2023 notes”), of which $1,050.0 million aggregate principal amount is outstanding, and redeem prior to maturity any amounts of the 2023 notes remaining outstanding following the consummation of the tender offers. In the event that the tender offers and the 2023 notes redemptions are not consummated, or the net proceeds from the offering are otherwise in excess of the amount needed to fund the tender offers and the 2023 notes redemptions, Constellation intends to use the net proceeds from the offering for general corporate purposes, including working capital, funding capital expenditures, retirement of debt, and other business opportunities.

BofA Securities, Inc., Goldman Sachs & Co. LLC, and J.P. Morgan Securities LLC are acting as the joint book-running managers of the offering. The notes are being offered only by means of a prospectus, including a prospectus supplement, copies of which may be obtained by contacting BofA Securities, Inc. toll-free at 1-800-294-1322 or emailing dg.prospectus_requests@bofa.com, contacting Goldman Sachs & Co. LLC toll-free at (866) 471-2526 or emailing prospectus-ny@ny.email.gs.com, or contacting J.P. Morgan Securities LLC collect at (212) 834-4533. Alternatively, the prospectus and prospectus supplement may be obtained by visiting EDGAR on the SEC website at http://www.sec.gov.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy notes. The notes will not be offered or sold in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful.

ABOUT CONSTELLATION BRANDS
Constellation Brands is an international producer and marketer of beer, wine, and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Constellation’s brand portfolio includes Corona Extra, Modelo Especial, the Robert Mondavi Brand Family, Kim Crawford, Meiomi, The Prisoner Wine Company, and High West Whiskey.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements which are not historical facts and relate to future plans, events, or performance are forward-looking statements that are based upon management’s current expectations and are subject to risks and uncertainties. The forward-looking statements are based on management's current expectations and should not be construed in any manner as a guarantee that such events or results will in fact occur. All forward-looking statements speak only as of the date of this news release and Constellation Brands undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Detailed information regarding risk factors with respect to the company and the offering are included in the company’s filings with the SEC, including the prospectus and prospectus supplement for the offering.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACTS
Mike McGrew 773-251-4934 / michael.mcgrew@cbrands.com Amy Martin 585-678-7141 / amy.martin@cbrands.com	Patty Yahn-Urlaub 585-678-7483 / patty.yahn-urlaub@cbrands.com